CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Integrity Managed Portfolios we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information in this Post-Effective Amendment to Integrity Managed Portfolios' Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
November 25, 2009